Exhibit 99.1

K12 Inc. Reports Fourth Quarter and Full Year 2011 Results

Annual Revenues Increase 36 percent to $522 million on Strong Enrollment Growth in Core Business

HERNDON, Va.--(BUSINESS WIRE)--October 7, 2011--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the fourth fiscal quarter and full year ended June 30, 2011.

Summary Financial Results For FY 2011

  Revenues for fiscal year 2011 (FY 2011) grew to $522.4 million, an increase of 35.9 percent over the prior year, primarily due to 23.7 percent organic revenue growth. Acquisitions contributed 10.4 percent to revenue growth and new initiatives contributed 1.8 percent.
  EBITDA for FY 2011(see reconciliation below) was $67.1 million, an increase of 9.6 percent as compared to $61.2 million for the prior year, reflecting strong growth in the core business, but reduced by $12.0 million of expenses primarily associated with transaction costs, merger integration, and implementation of our ERP. In addition, the Company incurred startup losses associated with its new initiatives (as described below) of approximately $7.9 million.
  Operating income was $24.2 million, a decrease of 31.8 percent as compared to $35.5 million for the prior year, reflecting the factors described above plus an increase of $17.2 million in depreciation and amortization due to new product launches, systems releases and transaction related purchase accounting.
  Net income to common and Series A shareholders was $12.8 million as compared to $21.5 million in the prior year, a decrease of 40.5 percent.
  Diluted earnings per share were $0.37 as compared to $0.71 in the prior year.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., stated, “This fiscal year was a transformational one for K12. We are pleased with the many accomplishments across our business. As a company, we achieved revenue growth of over 35 percent with most of it being organic. We made three acquisitions during the year that, combined, enhance our online public school offering and scale our Institutional Business and Private School distribution channels. In aggregate, acquisitions contributed 10.4 percent to revenue growth in fiscal year 2011. We completed several strategic initiatives this year that contributed 1.8 percent to our growth. Our virtual public school business is strong and growing. The increasing acceptance of online learning has enabled us to open schools in two new states for Fall 2011 and raise or eliminate several enrollment caps. We also now have a meaningful presence in China and have had an outstanding business development year. School is already open for the 2011/2012 school year and we are delighted to serve so many more children.”

Significant accomplishments of Fiscal Year 2011:

  Total average enrollment increased by over 45% to 98,890, including acquisitions;
  Strategic acquisitions of KC Distance Learning (KCDL), American Education Corporation (AEC) and International School of Berne complement and expand our virtual charter school business, institutional sales and private school offering;
  Our investment in Web International Education positions us for a significant growth opportunity in China; and
  Our launch of new initiatives, including Capital Education, Middlebury Interactive Languages (MIL), SF Flex School and brick and mortar classroom pilot programs, positions K12 in several complementary markets;
  We materially strengthened our financial position with the completion of a private placement of 4 million shares with Technology Crossover Ventures providing proceeds of approximately $125 million; and
  We have continued our investment in curriculum and learning systems, now a cumulative $240 million.

Mr. Packard concluded, “Looking ahead to Fiscal 2012, we are encouraged by the robust enrollment season for the 2011 / 2012 school year. We have seen acceleration in the organic enrollment growth rate in virtual schools and a decrease in customer acquisition costs. We are very pleased to open schools in two new states, Louisiana and Tennessee and to launch the George Washington University Online High School.”

Financial Results for the Fiscal Year ended June 30, 2011

  Revenues for FY 2011 were $522.4 million, an increase of 35.9 percent. This increase was primarily due to 23.7 percent organic revenue growth. In addition, acquisitions contributed 10.4 percent to revenue growth and new initiatives contributed 1.8 percent to revenue growth. Total average enrollments including acquisitions increased 45.7% to 98,890 for the year ended June 30, 2011 from 67,878 for the same period in the prior year.
  Instructional costs and services expenses for FY 2011 were $307.1 million, an increase of $85.1 million or 38.3 percent. This increase was primarily attributable to a $63.9 million increase in expenses to operate and manage schools including the programs acquired with KCDL and the MIL summer programs. In addition, costs to supply curriculum, books, educational materials and computers to students increased $10.6 million, and amortization of curriculum and online learning systems also increased $10.6 million. Included in the $85.1 million increase in instructional costs and services expenses were start-up and launch expenses of $7.5 million for several new initiatives.
  Selling, administrative, and other operating expenses for FY 2011 were $174.8 million, an increase of $57.4 million or 48.9 percent. This increase is primarily attributable to increases in: strategic marketing including brand awareness and student recruitment; personnel costs, primarily those acquired with KCDL and AEC; depreciation and amortization including the effects of purchase accounting; and professional services. Transaction and integration expenses, financial systems and process improvement costs; and executive stock compensation expenses associated with a new contract totaled $9.4 million. Startup expenses of $6.6 million for several new initiatives were also included.
  Product development expenses for FY 2011 were $16.3 million, an increase of $6.7 million or 70.7 percent. Included in the $6.7 million increase in product development expenses are expenses of $1.8 million related to new initiatives and ERP system implementation expenses of $1.0 million.
  EBITDA, a non-GAAP measure (see reconciliation below), for FY 2011 was $67.1 million, an increase of 9.6 percent. EBITDA has been impacted by $12.0 million of cumulative transaction expenses, merger integration costs, financial systems and process improvement costs, effects of purchase accounting, and by losses from new initiatives totaling $7.9 million.
  Operating income was $24.2 million for FY 2011, a decrease of 31.8 percent, partially attributable to the factors above and an increase of $17.2 million in depreciation and amortization expense primarily due to investments in curriculum and systems to support growth and due to the effects of purchase accounting.
  Income tax expense was $11.3 million for FY 2011, representing an effective tax rate of 49.3 percent. Income tax expense for the prior year was $13.2 million, an effective tax rate of 38.8 percent. The increase in the tax rate is primarily attributable to certain non-deductible transaction expenses in the current period and R&D tax credits that reduced the effective tax rate in the prior year.
  Net income to common and Series A shareholders was $12.8 million for FY 2011, a decrease of 40.5 percent due to the factors described above.
  Diluted net income attributable to common stockholders per share was $0.37 as compared to $0.71 in the prior period, a decrease of 47.9 percent, due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Financial Results for the Three Months ended June 30, 2011 (Fourth Quarter Fiscal Year 2011)

  Revenues for the fourth quarter of FY 2011 were $128.3 million, an increase of 45.2 percent. This increase was primarily due to 26.9 percent organic revenue growth. In addition, acquisitions contributed 16.4 percent to revenue growth and new initiatives contributed 1.9 percent to revenue growth.
  Instructional costs and services expenses for the fourth quarter of FY 2011 were $78.1 million, an increase of $22.2 million or 39.8 percent. This increase was primarily attributable to an $18.6 million increase in expenses to operate and manage schools including the programs acquired with KCDL. Included in the $22.2 million increase in instructional costs and services expenses are startup and launch expenses for new initiatives of $0.9 million.
  Selling, administrative, and other operating expenses for the fourth quarter of FY 2011 were $52.3 million, an increase of $20.0 million or 61.8 percent. This increase is primarily attributable to increases in: personnel costs, primarily those acquired with KCDL and AEC; professional services; depreciation and amortization including the effects of purchase accounting; and strategic marketing including brand awareness and student recruitment. Transaction and integration expenses, ERP implementation and process improvement costs totaled $1.4 million. Start up expenses of $2.3 million for several new initiatives were also included.
  Product development expenses for the fourth quarter of FY 2011 were $4.0 million, an increase of $2.0 million over the same period in the prior year. The increase is primarily due to internal software development projects and initiatives to support the Aventa curriculum acquired with KCDL. Included in the $2.0 million increase in product development expenses are expenses of $0.5 million related to new initiatives and ERP system implementation expenses of $0.9 million.
  EBITDA, a non-GAAP measure (see reconciliation below), for the fourth quarter of FY 2011 was $6.3 million, an increase of 13.7 percent. EBITDA has been impacted by $2.4 million of financial systems and process improvement costs, transaction and integration expenses. In addition, losses from new initiatives totaled $2.1 million during the period described above.
  Operating loss was ($6.2) million for the fourth quarter of FY 2011 as compared to an operating loss of ($1.9) million for the same period in the prior year. Depreciation and amortization were $12.5 million, an increase of $5.1 million or 68.6 percent primarily due investments in curriculum and systems to support growth and the effects of transaction related purchase accounting. Results give effect to transaction and merger integration expenses of $2.4 million and operating losses generated by new initiatives of $2.1 million.
  Income tax benefit was $3.0 million for the fourth quarter of FY 2011, representing an effective tax rate of 46.2 percent. Income tax benefit for the fourth quarter of FY 2010 was $0.4 million, an effective tax rate of 19.7 percent. The increase in the tax rate is primarily due to non-deductible transaction expenses in the current period and tax credits that reduced the effective tax rate in the same period in the prior year.
  Net loss to common and Series A shareholders was ($2.8) million as compared to a net loss of ($1.3) million in the prior year due to the factors mentioned above.
  Diluted net loss attributable to common stockholders per share was ($0.08) for the fourth quarter of FY 2011 as compared to ($0.04) in the same period in the prior year due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

  As of June 30, 2011, the Company had cash and cash equivalents of $193.1 million, reflecting an increase of $111.3 million from June 30, 2010.
  Capital expenditures for the FY 2011 was $47.6 million and was comprised of:
    $19.6 million for property and equipment, including enterprise software, expanded facilities, and build-out of our second data center
    $18.1 million for capitalized curriculum, and
    $9.9 million for capitalized software development.
  Capital leases financed additional purchases of $15.6 million for the full year FY 2011, primarily for computers and software for students and $1.9 million related to enterprise software.

Fiscal Year 2012 Outlook

Consistent with prior practice, Management will provide its outlook for fiscal year 2012 (FY 2012) when it announces first quarter 2012 results. Since this release is later than in previous years, we anticipate the organic growth rate for the 2011 / 2012 school year will be higher than it was last year and we believe customer acquisition costs will decline on a per customer basis. Additionally, certain costs incurred in FY 2011, particularly ERP implementation expenses, continued into the first quarter of FY 2012. We will provide the exact enrollment numbers as well as the 2012 guidance in our November call.

Special Note on Forward-Looking Statements

This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 7, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its fourth quarter 2011 financial results during a conference call scheduled for Monday, October 10, 2011 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial 866.356.3377 (domestic) or 617.597.5392 (international) at 8:20 a.m. (ET). The participant passcode is 37833441.

A replay of the call will be available starting on October 10, 2011, through October 17, 2011, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 14587907. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Enrollment Data

The following table sets forth total average enrollment data by distribution channel for each of the periods indicated. Our reported total average enrollments include students in Managed Schools (Virtual Public Schools and Hybrid Schools), students taking K12 or Aventa online programs offered by school districts (Institutional Business), and students in Private Schools. These figures exclude enrollments from our consumer, A+, post-secondary and classroom pilot programs.

	4th Quarter			FY Year Ending
	2011	2010	Change %	2011	2010	Change %

Total Average Enrollment
K12 Managed Schools	64,805	54,009	20.0%	68,189	56,962	19.7%
K12 Institutional Business	13,136	9,499	38.3%	13,082	9,850	32.8%
K12 Private Schools	1,966	1,068	84.2%	1,739	1,066	63.2%
K12 Total Average Enrollment	79,906	64,575	23.7%	83,010	67,877	22.3%
Total Acquired Enrollment	16,307	-	NM	15,880	-	NM
Total Average Enrollment	96,213	64,575	49.0%	98,890	67,877	45.7%

K12 and Acquired Enrollment
Managed Schools	67,791	54,009	25.5%	71,322	56,962	25.2%
Institutional Business	20,522	9,499	116.0%	19,862	9,850	101.7%
Private Schools	7,900	1,068	640.0%	7,706	1,066	623.2%
Total Average Enrollment	96,213	64,575	49.0%	98,890	67,877	45.7%

Certain totals may not add due to the effects of rounding.

NM — Not Meaningful

Financial Statements

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Revenues	$128,268	$88,321	$522,434	$384,470
Cost and expenses
Instructional costs and services	78,107	55,868	307,111	222,029
Selling, administrative, and other operating expenses	52,324	32,329	174,762	117,398
Product development expenses	4,029	1,999	16,347	9,576
Total costs and expenses	134,460	90,196	498,220	349,003
(Loss) Income from operations	(6,192)	(1,875)	24,214	35,467
Interest expense, net	(237)	(289)	(1,207)	(1,331)
(Loss) Income before income tax expense and noncontrolling interest	(6,429)	(2,164)	23,007	34,136
Income tax benefit (expense)	2,968	427	(11,342)	(13,249)
Net (loss) income - K12, Inc.	(3,461)	(1,737)	11,665	20,887
Add net loss attributable to noncontrolling interest	617	412	1,127	638

Net (loss) income attributable to common stockholders, including Series A stockholders	$(2,844)	$(1,325)	$12,792	$21,525
Net (loss) income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$(0.08)	$(0.04)	$0.37	$0.72
Diluted	$(0.08)	$(0.04)	$0.37	$0.71
Weighted average shares used in computing per share amounts:
Basic	34,460,563	30,195,130	31,577,758	29,791,973
Diluted	34,460,563	30,195,130	32,114,761	30,248,683

Earnings Per Share Computation	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)		(In thousands, except share and per share data)

Net (loss) income - K12 Inc.	$(2,844)	$(1,325)	$12,792	$21,525
Amount allocated to participating Series A stockholders	210	—	(1,031)	—

(Loss) income available to common stockholders	$(2,634)	$(1,325)	$11,761	$21,525

Basic earnings per share computation:
Weighted average common shares — basic	34,460,563	30,195,130	31,577,758	29,791,973
Basic net income per share	$(0.08)	$(0.04)	$0.37	$0.72

Diluted earnings per share computation:
Weighted average common shares — diluted	34,460,563	30,195,130	32,114,761	30,248,683
Diluted net income per share	$(0.08)	$(0.04)	$0.37	$0.71

K12 INC.
CONSOLIDATED BALANCE SHEETS

	June 30,
	2011	2010
	(In thousands, except share
	and per share data)
ASSETS
Current assets
Cash and cash equivalents	$193,099	$81,751
Restricted cash and cash equivalents	1,501	3,343
Accounts receivable, net of allowance of $1,777 and $1,363 at June 30, 2011 and June 30, 2010, respectively	96,235	71,184
Inventories, net	30,554	26,193
Current portion of deferred tax asset	7,175	4,672
Prepaid expenses	10,424	8,849
Other current assets	9,111	7,286

Total current assets	348,099	203,278
Property and equipment, net	46,625	24,260
Capitalized software, net	24,386	16,453
Capitalized curriculum development costs, net	55,619	39,860
Deferred tax asset, net of current portion	—	5,912
Intangible assets, net	38,291	14,081
Goodwill	55,627	1,825
Investment in Web International	10,000	—
Deposits and other assets	3,448	2,213

Total assets	$582,095	$307,882

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$21,176	$12,691
Accrued liabilities	14,126	8,840
Accrued compensation and benefits	13,086	10,563
Deferred revenue	21,907	9,593
Current portion of capital lease obligations	11,914	10,996
Current portion of notes payable	1,443	1,251

Total current liabilities	83,652	53,934
Deferred rent, net of current portion	4,698	1,782
Capital lease obligations, net of current portion	8,552	7,710
Notes payable, net of current portion	2,299	655
Deferred tax liability	9,604	—
Other long term liabilities	3,343	435

Total liabilities	112,148	64,516

Commitments and contingencies	—	—
Redeemable noncontrolling interest	17,200	17,374

Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 35,927,452 and 30,441,412 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	4	3
Additional paid-in capital	512,181	361,344
Series A Special Stock, par value $0.0001; 2,750,000 and 0 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	63,112	—
Accumulated Other Comprehensive Income	28	—
Accumulated deficit	(126,704)	(139,496)

Total K12 Inc. stockholders’ equity	448,621	221,851
Noncontrolling interest	4,126	4,141

Total equity	452,747	225,992

Total liabilities, redeemable noncontrolling interest and equity	$582,095	$307,882

See accompanying summary of accounting policies and notes to consolidated financial statements in Form 10-K.

K12 INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$11,665	$20,887	$11,729
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	42,934	25,761	20,835
Stock based compensation expense	9,466	5,934	2,790
Excess tax benefit from stock based compensation	(4,954)	(3,935)	(6,998)
Deferred income taxes	10,978	11,858	9,584
Provision for (reduction of) doubtful accounts	1,472	308	(403)
Provision for inventory obsolescence	1,060	1,019	149
Provision for (reduction of) student computer shrinkage and obsolescence	219	(178)	243
Impairment of capitalized curriculum development cost	—	—	261
Changes in assets and liabilities:
Accounts receivable	(15,810)	(18,460)	(21,999)
Inventories	(4,621)	4,840	(11,529)
Prepaid expenses	363	327	(5,529)
Other current assets	(1,825)	(5,199)	(1,859)
Deposits and other assets	(1,037)	30	(1,828)
Accounts payable	2,726	2,326	(4,022)
Accrued liabilities	615	1,012	3,145
Accrued compensation and benefits	1,976	2,271	(1,758)
Deferred revenue	6,760	6,203	275
Cash invested in restricted cash and cash equivalents	1,842	(843)	(2,500)
Deferred rent	3,384	519	59

Net cash provided by (used in) operating activities	67,213	54,680	(9,355)

Cash flows from investing activities
Purchase of property, and equipment	(29,563)	(10,357)	(13,939)
Capitalized curriculum development costs	(18,086)	(13,904)	(13,931)
Purchase of AEC, net of cash acquired of $3,841	(24,543)	—	—
Purchase of IS Berne, net of cash acquired of $1,563	(839)	—	—
Cash advanced for AEC performance escrow	(6,825)	—	—
Cash returned for AEC performance escrow	6,825	—	—
Cash paid for investment in Web	(10,000)	—	—
Purchase of domain name	—	—	(16)

Net cash used in investing activities	(83,031)	(24,261)	(27,886)

Cash flows from financing activities
Proceeds from issuance of common stock, net	125,618	—	—
Repayments on capital lease obligations	(15,135)	(12,945)	(9,133)
Repayments on notes payable	(1,969)	(1,029)	(804)
Proceeds from notes payable	1,933	—	3,135
Borrowings from line of credit	15,000	—	—
Repayments under the line of credit	(15,000)	—	—
Net proceeds from noncontrolling interest contribution	—	3,374	5,000
Proceeds from exercise of stock options	13,364	8,544	9,824
Proceeds from exercise of stock warrants	—	50	—
Excess tax benefit from stock based compensation	4,954	3,935	6,998
Retirement of restricted stock for income tax withholding	(1,627)	(58)	—

Net cash provided by financing activities	127,138	1,871	15,020

Effect of foreign exchange rate changes on cash and cash equivalents	28	—	—

Net change in cash and cash equivalents	111,348	32,290	(22,221)
Cash and cash equivalents, beginning of year	81,751	49,461	71,682

Cash and cash equivalents, end of year	$193,099	$81,751	$49,461

See accompanying summary of accounting policies and notes to consolidated financial statements in Form 10-K.

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA.

($ thousands)	3 months ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Net income-K12 Inc.	$(2,844)	$(1,325)	$12,792	$21,525
Interest expense, net	237	289	1,207	1,331
Income tax (benefit) expense	(2,968)	(427)	11,342	13,249
Depreciation and amortization	12,471	7,396	42,934	25,761
Noncontrolling interest	(617)	(412)	(1,127)	(638)
EBITDA	$6,279	$5,521	$67,148	$61,228

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the largest provider of online education programs primarily for students in kindergarten through high school in the U.S. These programs deliver individualized education to students through public and private online schools, traditional classrooms, blended school programs, and directly to families through direct purchase. Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide. Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12. Students graduating from virtual schools supported by K12 have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

K12 also distributes its extensive course catalog directly to school districts, as well as the course catalogs of Aventa LearningTM, acquired in July 2010, and American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners, which was acquired in December 2010.

K12 also owns, operates or provides services to several private schools: the K12 International AcademyTM, is an accredited, diploma-granting online private school; the KeystoneTM School, an accredited school with more than 35 years of distance and online learning success; and the George Washington University Online High School, an online school recently formed with the George Washington University.

K12’s language initiatives are executed through strategic alliances. K12 has partnered with Middlebury College in a new venture called Middlebury Interactive Languages to create and distribute innovative online language courses for pre-college students. K12 has a strategic investment in Web International English, a leader in English language training for students in China.

K12’s educational products are built on a strong research foundation by teams of highly credentialed and experienced academic and functional experts. Together, these teams have created over 60,000 hours of content across 480 course titles, and their specialized expertise is calibrated closely to the wide range of learning needs and environments where K12’s products are used. By leveraging technology appropriately, and using all available instructional modalities (from online courseware to offline print, including manipulatives and interactive media), K12 provides engaging instructional experiences where students can learn at their own pace whether in institutionally structured or individually prompted learning environments.

K12 also owns and distributes curriculum and services to post-secondary institutions through Capital Education and through a joint venture with Blackboard.

K12 is accredited through AdvancED, the world’s largest education community. More information on K12 can be found at: www.K12.com

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Affairs
703-483-7281
jkwitowski@k12.com